                                                                  Exhibit (a)(1)

                               PENTON MEDIA, INC.

                          STOCK OPTION EXCHANGE PROGRAM
                             TENDER OFFER STATEMENT
--------------------------------------------------------------------------------
         THE OFFER WILL EXPIRE AT 11:59 P.M., EASTERN TIME (U.S.) ON August 22, 2002 UNLESS THE OFFER IS EXTENDED BY PENTON MEDIA, INC.
--------------------------------------------------------------------------------

         Penton Media, Inc., which we refer to as "we," or "Penton," is offering Eligible Employees (as defined below) the opportunity to exchange certain of their outstanding stock options to purchase shares of Penton common stock for New Options (as defined below) which will be granted under our 1998 Equity and Performance Incentive Plan (As Amended and Restated Effective as of March 15,
2001) (the "Option Plan").

         We are making this offer upon the terms and subject to the conditions described in (i) this Stock Option Exchange Program Tender Offer Statement (the "Offer to Exchange") and (ii) the Letter of Transmittal (including the Form of Election) (which together, as they may be amended from time to time, constitute the "Offer"). This Offer is not conditioned upon a minimum number of Eligible Options (as defined below) being tendered. The following is a brief summary of the material terms of the Offer. This summary is not complete and the Offer is subject to the terms and conditions set forth in the remainder of this Offer to Exchange and the Letter of Transmittal. We urge you to read carefully these documents because they contain important information regarding the Offer. Participation in the Offer is voluntary.


Eligible Employees:                 All employees of Penton and its subsidiaries
                                    who reside in the United States, the United
                                    Kingdom or Hong Kong, excluding directors and the named executive officers of Penton listed in our most recent proxy statement, are eligible to participate in this Offer if they: (i) are employed by Penton or one of its subsidiaries on the date the Offer commences; (ii) hold Eligible Options on the date the Offer commences; and (iii) remain an employee of Penton or one of its subsidiaries through the Expiration Date.

Eligible Options:                   All outstanding options with exercise prices
                                    greater than or equal to $16.225 per share.

New Options:                        The new options to purchase shares of our
                                    common stock that are granted in exchange for an Eligible Employee's Eligible Options will be granted under our Option Plan.

Expiration Date:                    To participate in the Offer, an Eligible
                                    Employee must properly tender all of his or her Eligible Options prior to 11:59 P.M.,
                                    Eastern Time (U.S.), on August 22, 2002, unless we extend the period of time the Offer is open (the "Expiration Date").

Cancellation Date:                  If an Eligible Employee accepts this Offer
                                    and tenders his or her Eligible Options for exchange, all of the Eligible Employee's
                                    Eligible Options will be cancelled on the first day following the

                            -----------------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED THE BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 July 26, 2002

                                    Expiration Date (the "Cancellation Date").
                                    Assuming we do not extend the Offer, we
                                    expect the Cancellation Date to be August
                                    23, 2002.

All or Nothing:                     To participate in the Offer, an Eligible
                                    Employee must tender all of his or her
                                    Eligible Options for cancellation.

Exchange Ratio:                     Subject to adjustments for any future stock
                                    splits, stock dividends and similar events in accordance with the terms of the Option
                                    Plan, each Eligible Employee will receive a New Option to acquire one share of our common stock for every two shares of our common stock subject to an Eligible Option.

Grant Date:                         The New Options will be granted on or
                                    promptly after the first business day that is at least six months and one day after the Cancellation Date (the "Grant Date").
                                    Assuming we do not extend the Expiration
                                    Date, we presently expect the Grant Date to be no earlier than February 24, 2003.

Exercise price:                     The exercise price of the New Options will
                                    be the closing price of a share of our
                                    common stock on the New York Stock Exchange on the Grant Date. We cannot guarantee that the New Options will have a lower exercise price than the eligible options.

Termination of Employment:          To receive New Options, an Eligible Employee
                                    must remain employed through the Grant Date.
                                    Eligible Employees who terminate employment for any reason, whether voluntary or involuntary, after the Expiration Date and prior to the Grant Date will not receive a grant of New Options or any other consideration or payment for the cancellation of their Eligible Options.

Vesting: The New Options will have the same vesting schedule as the related Eligible Options cancelled in the Offer.

Exercise Period:                    Each New Option will have the same term as,
                                    and expire no later than, the cancelled
                                    Eligible Option that it replaces.

                                    IMPORTANT

         The decision to accept the Offer is an individual one. You should consult your own personal advisors if you have any questions about your financial or tax situation. The information we are providing about this Offer is limited to: (i) this Offer to Exchange and (ii) the Letter of Transmittal.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE MAKING OF THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER AN ELIGIBLE EMPLOYEE SHOULD TENDER OR REFRAIN FROM TENDERING HIS OR HER ELIGIBLE OPTIONS. AN ELIGIBLE EMPLOYEE MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER HIS OR HER ELIGIBLE OPTIONS.

         Our common stock is listed for trading on the New York Stock Exchange under the symbol "PME." On July 24, 2002, the closing price of a share of our common stock on the New York Stock Exchange was $0.36 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Options. See "The Offer: 8. Price Range of Common Stock Underlying the Eligible Options."

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

         Any questions or requests for assistance or additional copies of any documents referred to in the Offer to Exchange may be directed to:

                               PENTON MEDIA, INC.
                           ATTENTION: PRESTON L. VICE
                            OR KATHERINE P. TORGERSON
                            THE PENTON MEDIA BUILDING
                                 1300 E. 9TH ST.
                               CLEVELAND, OH 44114
                                     U.S.A.
                            TELEPHONE: (216) 696-7000
                               FAX: (216) 931-9891

                                TABLE OF CONTENTS

                                                                            PAGE

SUMMARY TERM SHEET.............................................................1

THE OFFER ....................................................................10

1.  ELIGIBLE EMPLOYEES........................................................10

2.  NUMBER OF OPTIONS; EXPIRATION DATE........................................10

3.  PURPOSE OF THE OFFER......................................................11

4.  PROCEDURES FOR PARTICIPATING IN THE OFFER TO EXCHANGE.....................12

5.  WITHDRAWAL RIGHTS.........................................................13

6.  ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND
    ISSUANCE OF NEW OPTIONS...................................................14

7.  CONDITIONS OF THE OFFER...................................................15

8.  PRICE RANGE OF COMMON STOCK UNDERLYING THE ELIGIBLE OPTIONS...............17

9.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS..................18

10. INFORMATION CONCERNING PENTON.............................................21

11. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS
    AND ARRANGEMENTS CONCERNING THE ELIGIBLE OPTIONS AND
    OUR COMMON STOCK..........................................................22

12. STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER;
    ACCOUNTING CONSEQUENCES OF THE OFFER......................................30

13. LEGAL MATTERS; REGULATORY APPROVALS.......................................31

14. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.............................31

15. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX
    RESIDENTS IN THE UNITED KINGDOM...........................................32

16. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX
    RESIDENTS IN HONG KONG....................................................33

17. EXTENSION OF OFFER; TERMINATION; AMENDMENT................................34

18. FEES AND EXPENSES.........................................................35

19. ADDITIONAL INFORMATION....................................................35

20. FORWARD LOOKING STATEMENTS................................................36

21. MISCELLANEOUS.............................................................37


                                      -i-
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                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this Offer. We also urge you to read carefully the remainder of this Offer because it contains additional important information. In addition, we urge you to review the information in our annual report on Form 10-K for the year ended December 31, 2001, our most recent quarterly report on Form 10-Q, and the proxy statement distributed in connection with our Annual Stockholders Meeting held on May 31, 2002, as these documents contain important financial information and other relevant information about us. All of these documents may be obtained without charge from us or from the Securities and Exchange Commission. See "The
Offer: 19. Additional Information."

1. WHAT IS THE STOCK OPTION EXCHANGE PROGRAM?

         Our Stock Option Exchange Program is a voluntary program that offers Eligible Employees the opportunity to make a one-time election to cancel all of their Eligible Options and exchange them for New Options. This Offer will remain open until 11:59 P.M., Eastern Time (U.S.), on August 22, 2002, unless the Offer is extended (the "Expiration Date"). If you accept this Offer, your Eligible Options tendered for exchange will be cancelled on the first day following the Expiration Date (the "Cancellation Date"). The New Options will be granted on or promptly after the first business day that is at least six months and one day after the Cancellation Date (the "Grant Date"). Assuming we do not extend the Expiration Date, we presently expect the Grant Date to be no earlier than February 24, 2003. See "The Offer: 1. Eligible Employees," "The Offer: 2. Number of Options; Expiration Date" and "The Offer: 4. Procedures for Participating in the Offer to Exchange."

2. WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

         All employees of Penton or its subsidiaries who reside in the United States, the United Kingdom or Hong Kong, excluding directors and the named executive officers of Penton listed in our most recent proxy statement, are eligible to participate in this Offer if they: (i) are employed by Penton or one of its subsidiaries on the date the Offer commences; (ii) hold Eligible Options on the date the Offer commences; and (iii) remain an employee of Penton or one of its subsidiaries through the Expiration Date (individually, an "Eligible Employee"). Special considerations may apply to Eligible Employees located outside the United States. The application of local rules may have important consequences to those Eligible Employees. If you are an Eligible Employee located outside the United States, you should consult your individual tax, legal and investment advisors. See "The Offer: 1. Eligible Employees."

3. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all outstanding, unexercised stock options to purchase shares of our common stock, par value $.01 per share, granted under the Penton Media, Inc. 1998 Equity and Performance Incentive Plan (As Amended and Restated Effective as of March 15, 2001) ("Option Plan") with exercise prices equal to or greater than $16.225 per share that are held by Eligible Employees (the "Eligible Options") in return for new options that we will grant under the Option Plan (the "New Options"). See "The Offer: 9. Source and Amount of Consideration; Terms of New Options."

4. WHY ARE WE MAKING THE OFFER?

         All of your Eligible Options, whether or not they are currently vested and exercisable, have exercise prices that are higher than the current market price of our common stock. For our stock option program to provide the intended motivation to you, you must feel that our stock options provide you with an opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions, we believe that you may feel that the opportunity for realizing value is limited with your Eligible Options. By making this Offer, we intend to provide you with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create an incentive for you to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for our shareholders. See "The Offer: 3. Purpose of the Offer."

5. WHAT ARE THE CONDITIONS TO THE OFFER?

         The Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Offer. These events include, among other things, a change in accounting principles, a lawsuit challenging the Offer, a third-party tender offer for our common stock or other acquisition proposal, or a change in your employment status with us. These and various other conditions are more fully described in Section 7 below. The Offer is not conditioned on a minimum number of Eligible Options being tendered. Once the Offer has expired and the tendered options have been accepted and cancelled, the conditions will no longer apply, even if the specified events occur during the period between the Expiration Date and the date of grant of the New Options. However, as described below, a change in your employment status during that period could result in you not receiving a grant of New Options. See "The Offer:
7. Conditions of the Offer."

6. WHEN DOES THE OFFER EXPIRE?

         The Offer expires on August 22, 2002, at 11:59 P.M., Eastern Time (U.S.), unless we extend it. See "The Offer: 2. Number of Options; Expiration Date."

7. CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS
EXTENDED?

         Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will make an announcement of the extension no later than 9:00 A.M., Eastern Time (U.S.) on the business day immediately following the previously scheduled Expiration Date of the Offer. If the Offer is extended, then the Cancellation Date for tendered Eligible Options accepted for exchange and the Grant Date of the New Options may be extended if necessary to avoid the possibility that we would have to recognize any charges in our financial statements which would reduce our reported earnings. Under the accounting rules applicable to us, the New Options must be granted at least six months and one day following the Cancellation Date. See "The Offer. 17. Extension of Offer; Termination; Amendment."

8. WHAT IF I LEAVE OR AM TERMINATED PRIOR TO THE EXPIRATION DATE?

         If you are not employed by Penton or one of its subsidiaries on the Expiration Date, you will not be an Eligible Employee and, as a result, you will not be eligible to participate in the Offer. If you tender your Eligible Options prior to your termination of employment, your tender will be automatically withdrawn. You may exercise your Eligible Options in accordance with their terms to the extent they are vested. Because your tendered Eligible Options will automatically be withdrawn, you will not receive any New Options in exchange for your Eligible Options.

         IF YOU ARE EMPLOYED ON AN "AT-WILL" BASIS, THIS OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR EMPLOYMENT, AND, THEREFORE, YOUR EMPLOYMENT MAY BE TERMINATED BY YOUR EMPLOYER OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE GRANT DATE OF THE NEW OPTIONS, FOR ANY REASON, WITH OR WITHOUT CAUSE.

         See "The Offer: 9. Source and Amount of Consideration; Terms of New Options."

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
9. WHAT IF I TENDER MY ELIGIBLE OPTIONS BUT AM NOT AN EMPLOYEE OF PENTON OR ONE OF ITS SUBSIDIARIES WHEN THE NEW OPTIONS ARE GRANTED?

         If you do not remain an employee of Penton or one of its subsidiaries from the date you tender your Eligible Options through the date your New Options are granted, you will not receive any New Options or any other payment or consideration in exchange for your tendered Eligible Options that have been accepted for exchange and cancelled. This rule applies regardless of the reason of your termination of employment and whether such termination is a result of voluntary resignation, involuntary termination, death or disability. See "The
Offer: 9. Source and Amount of Consideration; Terms of New Options."

10. IF I CHOOSE TO TENDER MY ELIGIBLE OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL OF MY ELIGIBLE OPTIONS?

         Yes. You must tender all of your Eligible Options for exchange if you want to participate in this Offer. See "The Offer: 2. Number of Options; Expiration Date."

11. MAY I TENDER OPTIONS I HAVE ALREADY EXERCISED?

         No. The Offer pertains only to unexercised, outstanding options and does not in any way apply to shares purchased, whether upon the exercise of options or otherwise. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice prior to the Expiration Date will be considered exercised to that extent, whether or not you have received confirmation of the exercise or the shares purchased. See "The
Offer: 2. Number of Options; Expiration Date."

12. WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELLED OPTIONS?

         Yes. Once we have accepted for exchange your tendered Eligible Options, all of your Eligible Options will be cancelled and you will no longer have any rights under those options. We intend to cancel all options accepted for exchange on the first day following the expiration of the Offer. We expect the Cancellation Date to be August 23, 2002. See "The Offer: 6. Acceptance of Eligible Options for Exchange and Issuance of New Options."

13. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

         For every two shares of our common stock subject to your Eligible Option, you will receive a New Option for one share of common stock. We will not issue any New Options exercisable for fractional shares. Instead, if the exchange conversion yields half of a share, we will round up to the nearest whole number of shares with respect to each option. See "The Offer: 9. Source and Amount of Consideration; Terms of New Options."

14. WHAT HAPPENS IF I DO NOT ACCEPT THE OFFER?

         If you choose not to tender your Eligible Options for exchange, all of your options (including your Eligible Options) will remain outstanding and retain their current exercise prices and other current terms. See "The Offer: 9. Source and Amount of Consideration; Terms of New Options."

15. WHEN WILL I RECEIVE MY NEW OPTIONS?

         We will grant the New Options on the Grant Date, which will be on or promptly after the first business day that is at least six months and one day after the Cancellation Date. Under no circumstances will we grant the New Options prior to the Grant Date. If we cancel tendered Eligible Options on August 23, 2002, the New Options will be granted on or after February 24, 2003. You must continue to be an Eligible Employee of Penton or one of its subsidiaries on the Grant Date to be eligible to receive the New Options. See "The Offer: 6. Acceptance of Eligible Options for Exchange and Issuance of New Options."

16. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         If we were to grant the New Options on a date which is sooner than six months and one day after the Cancellation Date, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements which could reduce our reported earnings for each fiscal quarter that the New Options remained outstanding. This could have a negative impact on our stock price. See "The Offer: 12. Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer."

17. WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The exercise price of the New Options will be equal to the closing price of a share of Penton common stock on the New York Stock Exchange on the Grant Date. Because the New Options will be granted on or promptly after the first business day that is at least six months and one day following the Cancellation Date, we cannot predict the exercise price of the New Options. Accordingly, the New Options may have a higher exercise price than some or all of your Eligible Options that are cancelled. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Options. See "The Offer: 9. Source and Amount of Consideration; Terms of New Options."

18. WHEN WILL THE NEW OPTIONS VEST?

         The New Options will have the same vesting schedule as the Eligible Options for which the New Options are tendered. Accordingly, employees will likely not lose the benefit of any vesting under their tendered Eligible Options that are accepted for exchange and cancelled. For example, New Options that are granted in exchange for Eligible Options that are already vested today or that would have become vested after today and before the Grant Date of the New Options will be vested on the date of grant of such New Options. The remaining New Options will become vested in accordance with the current vesting schedule and on the same vesting dates applicable to the Eligible Options for which such New Options are tendered. See "The Offer: 9. Source and Amount of Consideration; Terms of New Options."

19. WHEN WILL THE NEW OPTIONS EXPIRE?

         Your New Option will have a term equal to the remaining term of the surrendered Eligible Option it replaces. See "The Offer: 9. Source and Amount of Consideration; Terms of New Options."

20. WILL THE TERMS AND CONDITIONS OF MY NEW OPTIONS BE THE SAME AS THE TERMS AND CONDITIONS OF MY ELIGIBLE OPTIONS?

         Yes. The terms and conditions of a New Option will be substantially identical to the Eligible Option it replaces, except that the New Option will have a new exercise price and Grant Date and will cover a fewer number of shares of our common stock. All of the New Options will be issued as nonstatutory stock options for purposes of the Internal Revenue Code of 1986, as amended. See "The
Offer: 9. Source and Amount of Consideration; Terms of New Options" and "The
Offer: 11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Eligible Options and Our Common Stock."

21. WHY DON'T WE SIMPLY CHANGE THE EXERCISE PRICE OF THE ELIGIBLE OPTIONS?

         Under the financial accounting rules applicable to us, repricing outstanding options could require us to recognize significant charges in our financial statements that would reduce our reported earnings for each fiscal quarter that the repriced options remained outstanding. This could have a negative impact on our stock price. See "The Offer: 12. Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer."

22. WHY CAN'T I JUST BE GRANTED MORE OPTIONS WITHOUT HAVING MY ELIGIBLE OPTIONS CANCELLED?

         We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. Because of the number of options that we have currently outstanding, a large grant of New Options would be dilutive to our stockholders and could have a dilutive effect on our earnings per share.

23. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY ELIGIBLE OPTIONS IN THE OFFER?

         If you exchange your Eligible Options for New Options, you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the tender or upon our acceptance and cancellation of the Eligible Options. We believe that the exchange will be treated as a non-taxable exchange for U.S. federal income tax purposes. Further, at the date of grant of the New Options, we believe that you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes. See "The Offer: 14. Material U.S. Federal Income Tax Consequences."

         All Eligible Employees, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer. Tax consequences may vary depending on each individual Eligible Employee's circumstances.

         Included as part of this Offer are short summaries of the general tax consequences of the Offer in the United Kingdom and Hong Kong. If you are located in one of these countries, you should review this summary carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the Offer. See "The Offer: 15. Material Tax Consequences for Employees Who Are Tax Residents in the United Kingdom" and "The
Offer: 16. Material Tax Consequences for Employees Who Are Tax Residents in Hong Kong."

24. WILL PENTON GRANT OPTIONS TO EMPLOYEES DURING THE PERIOD BEGINNING ON THE DATE THIS OFFER COMMENCES, AND ENDING ON THE GRANT DATE OF THE NEW OPTIONS?

         No. The focus of our option programs for 2002 is to provide Eligible Employees with an opportunity for realizing potential value with respect to their Eligible Options. At this time, it is our intention not to grant additional options until after the Grant Date to employees eligible for the Offer. This would apply to both employees who choose to tender their Eligible Options, and those who do not. If Eligible Employees who tender their Eligible Options that are cancelled in this Offer were granted options prior to the Grant Date, we may be required under financial accounting rules applicable to us to recognize significant charges in our financial statements. See "The Offer: 12. Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer."

25. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I AM ON A LEAVE OF ABSENCE ON THE NEW OPTION GRANT DATE?

         If you tender your Eligible Options and they are cancelled and you are on a leave of absence that is an "authorized leave of absence" on the Grant Date, you will be entitled to a grant of New Options only if you return to active employment with Penton or one of its subsidiaries prior to the first anniversary of the Grant Date (or later time as required by law). In that event, you will receive a grant of New Options on the date you return to active employment. The exercise price of the New Options will be equal to the closing price of a share of Penton common stock on the New York Stock Exchange on the date your New Options are granted. See "The Offer: 6. Acceptance of Eligible Options for Exchange and Issuance of New Options."

26. WHAT TYPES OF LEAVES OF ABSENCE ARE CONSIDERED "AUTHORIZED LEAVES OF ABSENCES"?

         An authorized leave of absence is a leave of absence that has been approved in accordance with policy or practice by Penton or the subsidiary that employs you, at the end of which it is expected that you will return to active employment with Penton or one of its subsidiaries. By way of example, authorized leaves include approved family leave, jury duty leave and military leave. See "The Offer: 6. Acceptance of Eligible Options for Exchange and Issuance of New Options."

27. AFTER THE GRANT OF MY NEW OPTIONS, HOW WILL FLUCTUATIONS IN THE MARKET PRICE OF PENTON'S COMMON STOCK AFFECT THE NEW OPTIONS?

         Penton is not providing and is not in a position to provide any assurances or predictions as to the market price of our common stock at any time in the future. This is a unique, one-time Offer and you should take this into account in deciding whether to participate and tender your Eligible Options.

         IT IS POSSIBLE THAT YOUR CANCELLED ELIGIBLE OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS IF OUR STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED ELIGIBLE OPTIONS ARE CANCELLED.

         For example, if you cancel an Eligible Option with a $16.225 exercise price, and Penton's common stock appreciates to $19.00 per share when the New Options are granted, your New Option will have a higher exercise price than your Eligible Option and represent the right to purchase fewer shares of common stock than your Eligible Option.

         Additionally, because this is a one-time Offer, we do not plan to offer a similar exchange if the market price of Penton's common stock goes below the exercise price of the New Options.

         See "The Offer: 9. Source and Amount of Consideration; Terms of New Options."

28. WHAT HAPPENS IF PENTON MERGES INTO OR IS ACQUIRED BY ANOTHER COMPANY?

         If we merge into or are acquired by another company prior to the expiration of the Offer, you may withdraw your tendered Eligible Options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

         If we are merged into another entity after your tendered Eligible Options are accepted for exchange and cancelled but before the New Options are granted, the surviving company would automatically assume Penton's obligations with respect to the Offer. The type of security and the number of shares subject to each New Option would be determined by the acquisition agreement between us and the acquirer. As a result of the ratio in which our common stock may convert into an acquirer's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquirer's common stock than the number of shares you would receive if you had not participated in the Offer.

         If we are acquired and become a subsidiary of the acquiring corporation after your tendered options are accepted for exchange and cancelled, but before the New Options are granted, the obligations of Penton in connection with the Offer would not be automatically assumed by the acquiring company.

While we may seek to make provision for tendering option holders in the merger agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options would be granted in the event of such an acquisition.

         IF PENTON IS ACQUIRED BY OR MERGES WITH ANOTHER COMPANY, YOUR CANCELLED ELIGIBLE OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU WILL RECEIVE IN EXCHANGE FOR THEM.

         These types of transactions could affect the price of our common stock, including possible appreciation in the price of our stock. Depending on the structure of this type of transaction, tendering Eligible Employees might be deprived of any further price appreciation in the stock associated with the New Options.

         In addition, in the event of an acquisition of our company for stock, tendering Eligible Employees might receive New Options to purchase shares of a successor to our company, where the exercise price of the New Options would be equal to the fair market value of such acquirer's stock on the Grant Date. Eligible Employees who do not tender in the Offer will have their outstanding Eligible Options treated in accordance with the terms of the Option Plan they were granted under and if their Eligible Options are assumed by the successor to our company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those Eligible Employees who opted not to participate in this Offer and who instead retained their Eligible Options.

         See "The Offer: 6. Acceptance of Eligible Options for Exchange and Issuance of New Options."

29. DO I HAVE TO PARTICIPATE IN THE OFFER?

         No. You do not have to participate in this Offer and there are no repercussions if you choose not to participate. Again, it is entirely up to you and we cannot advise you of what action to take. See "The Offer: 2. Number of Options; Expiration Date."

30. IF I CHOOSE NOT TO PARTICIPATE IN THE OFFER, WHAT DO I HAVE TO DO?

         Nothing. You do not have to file or deliver any forms or letters if you choose to keep your Eligible Options and not participate in the Offer.

31. WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER?

         To participate in the Offer, your properly completed Form of Election (included with the Letter of Transmittal) must be received by us no later than 11:59 P.M., Eastern Time (U.S.) on August 22, 2002 (or such later date and time if we extend the expiration of the Offer). Your election must be made in one of the following ways:

         - Fax. You may participate by faxing a properly completed, signed and dated Election Form to the following number:
                  216-931-9891

         - Intracompany Mail. You may participate by mailing a properly completed, signed and dated Election Form via intracompany mail to: Preston L. Vice

         - Standard Mail. You may participate by mailing a properly completed, signed and dated Election Form in a stamped envelope to the following address:

                               Penton Media, Inc.
                           Attention: Preston L. Vice
                            The Penton Media Building
                               1300 E. 9th Street
                               Cleveland, OH 44114

         THIS IS A ONE-TIME OFFER. WE WILL STRICTLY ENFORCE THE TENDER OFFER PERIOD. WE RESERVE THE RIGHT TO REJECT ANY OR ALL TENDERS OF OPTIONS THAT WE DETERMINE ARE NOT IN APPROPRIATE FORM OR THAT WE DETERMINE ARE UNLAWFUL TO ACCEPT. SUBJECT TO OUR RIGHT TO EXTEND, TERMINATE AND AMEND THE OFFER, WE PRESENTLY EXPECT THAT WE WILL ACCEPT ALL PROPERLY TENDERED OPTIONS PROMPTLY AFTER THE EXPIRATION OF THIS OFFER.

         See "The Offer: 4. Procedures for Participating in the Offer to Exchange."

32. CAN I CHANGE MY ELECTION?

         You may change your election to participate in the Offer by submitting your change no later than 11:59 P.M., Eastern Time (U.S.) on September 20, 2002 if we have not yet accepted your tendered options (or such later date and time if we extend the expiration of the Offer).

         You must change your election with respect to all of your tendered Eligible Options; you may not change your election with respect to only a portion of your Eligible Options.

         To change your election, Penton must receive your change in one of the following ways:

         - Fax. You may change your election by faxing notice of your intent to change your election to the following number:
                  216-931-9891

         - Intracompany Mail. You may change your election by mailing notice of your intent to change your election via intracompany mail to: Preston L. Vice

         - Standard Mail. You may change your election by mailing notice of your intent to change your election in a stamped envelope to the following address:

                               Penton Media, Inc.
                           Attention: Preston L. Vice
                            The Penton Media Building
                               1300 E. 9th Street
                               Cleveland, OH 44114

         See "The Offer: 5. Withdrawal Rights."

33. WHAT DOES PENTON AND ITS BOARD OF DIRECTORS THINK OF THIS OFFER?

         Although our Board of Directors has approved the making of this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should participate or not participate in the Offer. You must make your own decision whether to participate in the Offer. See "The Offer: 3. Purpose of the Offer."

         Our directors, the named executive officers listed in our most recent proxy statement and retirees and other former employees are not eligible to participate in the Offer.

34. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         Any questions or requests for additional copies of any documents referred to in the Offer may be directed to:

                               Penton Media, Inc.
                           Attention: Preston L. Vice
                            or Katherine P. Torgerson
                            The Penton Media Building
                                 1300 E. 9th St.
                               Cleveland, OH 44114
                            Telephone: (216) 696-7000
                               Fax: (216) 931-9891

                                    THE OFFER

1. ELIGIBLE EMPLOYEES

         Employees are "Eligible Employees" if they: (i) are employees of Penton or one of its subsidiaries who reside in the United States, the United Kingdom or Hong Kong on the date the Offer commences; (ii) hold Eligible Options on the date the Offer commences; and (iii) remain an employee of Penton or one of its subsidiaries through the Expiration Date. The named executive officers of Penton listed in our most recent proxy statement and the members of Penton's Board of Directors are not eligible to participate in the Offer and, therefore, are not Eligible Employees. Also, retirees or other former employees are not eligible to participate in the Offer.

         In order to receive the New Options, you must be an employee of Penton or one of its subsidiaries on the date the New Options are granted (the "Grant Date") which will be on or promptly after the first business day that is at least six months and one day after the date the Eligible Options are cancelled. If Penton does not extend the Offer, the New Options are scheduled to be granted on February 24, 2003.

2. NUMBER OF OPTIONS; EXPIRATION DATE

         We are offering Eligible Employees the opportunity to exchange all outstanding, unexercised stock options to purchase shares of our common stock granted under the Penton Media, Inc. 1998 Equity and Performance Incentive Plan (As Amended and Restated Effective as of March 15, 2001) (the "Option Plan") with exercise prices equal to or greater than $16.225 per share that are held by them (the "Eligible Options") in return for New Options that we will grant under the Option Plan (the "New Options"). There are 265 Eligible Options outstanding under the Option Plan on the date hereof.

         Unless we extend the Offer, it is scheduled to expire on 11:59 P.M., Eastern Time (U.S.), on August 22, 2002 (the "Expiration Date"). See Section 17 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer. If you accept this Offer, your Eligible Options will be cancelled on the first day following the Expiration Date (the "Cancellation Date").

         To participate in the Offer, you must tender all of your Eligible Options for cancellation. In other words, you may not tender some of your Eligible Options and keep the balance of your Eligible Options.

         The New Options will be granted on the Grant Date. Assuming we do not extend the Expiration Date, we presently expect the Grant Date to be no earlier than February 24, 2003.

         Our Offer is subject to the terms and conditions described in this Offer to Exchange. We will only accept Eligible Options that are properly tendered and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the Offer expires on the Expiration Date.

         Your participation in this Offer is voluntary. If your Eligible Options are properly tendered and accepted for exchange, the Eligible Options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive a New Option for one share of common stock for every two shares of our common stock subject to your Eligible Option. We will not issue any New Options exercisable for fractional shares. Instead, if the exchange conversion yields half of a share, we will round up to the nearest whole number of shares with respect to each option.

         The New Options will be issued under the Option Plan. The terms and conditions of a New Option will be substantially identical to the Eligible Option it replaces, except that the New Option will have a new exercise price and Grant Date and the New Option will cover a fewer number of shares of our common stock.

         IF, FOR ANY REASON, YOU DO NOT REMAIN AN EMPLOYEE OF PENTON OR ONE OF ITS SUBSIDIARIES THROUGH THE GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED ELIGIBLE OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. IF YOUR EMPLOYMENT TERMINATES AFTER YOU TENDERED YOUR ELIGIBLE OPTIONS, BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER AND ANY OPTIONS THAT YOU HAVE ALREADY TENDERED WILL AUTOMATICALLY BE WITHDRAWN.

         If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for a period of at least ten business days after the date of such notification:

         (1) we increase or decrease the amount of consideration offered for the Eligible Options; or

         (2) we decrease the number of Eligible Options you are eligible to tender in the Offer.

For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:00 midnight through 11:59 P.M., Eastern Time (U.S.).

         As of July 25, 2002, options to purchase an aggregate of 918,600 shares of our common stock were eligible for exchange under this Offer.

3. PURPOSE OF THE OFFER

         We granted the Eligible Options outstanding under the Option Plan for one or more of the following purposes:

         - to encourage our employees to act as owners, which helps align their interests with those of our shareholders;

         -        to reward and motivate our employees for profitable growth;
                  and

         - to encourage our employees to continue their employment with us.

         Many of our outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We understand that for our stock option programs to provide the intended retention and performance incentives for our employees, employees must feel that their options provide them with an opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions and the decline in the price of our common stock, we believe that employees may feel that the opportunity for realizing value is limited with their Eligible Options. By making this Offer to Exchange Eligible Options for New Options that will (1) have an exercise price equal to the closing price of a share of our common stock on the New York Stock Exchange on the Grant Date of the New Options and (2) vest in accordance with the vesting schedule applicable to the related Eligible Option cancelled in this Offer, we hope to restore our employees' confidence in their potential ability to realize value in connection with their employment with us thereby encouraging our employees to remain with Penton and ultimately maximizing shareholder value.

         NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH

RECOMMENDATION. NOTE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR ELIGIBLE OPTIONS. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS.

         You must make your own decision whether to tender your Eligible Options for exchange.

4. PROCEDURES FOR PARTICIPATING IN THE OFFER TO EXCHANGE

PROPER TENDER OF OPTIONS

         To validly tender your Eligible Options in the Offer, your properly completed Election Form (included with the Letter of Transmittal) must be received by us no later than 11:59 P.M., Eastern Time (U.S.) on August 22, 2002 (or such later date and time if we extend the expiration of the Offer). We will not accept any election received after expiration of this Offer. Your election must be made in one of the following ways:

         - Fax. You may participate by faxing a properly completed, signed and dated Election Form to the following number:
                  216-931-9891

         - Intracompany Mail. You may participate by mailing a properly completed, signed and dated Election Form via intracompany mail to: Preston L. Vice

         - Standard Mail. You may participate by mailing a properly completed, signed and dated Election Form in a stamped envelope to the following address:

                               Penton Media, Inc.
                           Attention: Preston L. Vice
                            The Penton Media Building
                               1300 E. 9th Street
                               Cleveland, OH 44114

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING YOUR ELECTION FORM, IS AT YOUR RISK. IF DELIVERY IS BY STANDARD MAIL, WE RECOMMEND THAT YOU USE CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

DETERMINATION OF VALIDITY; REJECTION OF ELIGIBLE OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS

         We will determine, in our discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of Eligible Options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered Eligible Options which are not validly withdrawn. We may also waive any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Employee. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

OUR ACCEPTANCE CONSTITUTES AN AGREEMENT

         Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer and will be controlling, absolute and final, subject to your withdrawal rights under
Section 5 below and our acceptance of your tendered Eligible Options in accordance with Section 6 below. Our acceptance for exchange of your Eligible Options tendered by you pursuant to this Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Offer.

         Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered Eligible Options that have not been validly withdrawn.

5. WITHDRAWAL RIGHTS

         You may only withdraw your tendered Eligible Options, and thus change your election to participate, in accordance with the provisions of this Section 5.

         You may withdraw your tendered Eligible Options at any time prior to 11:59 P.M., Eastern Time (U.S.) on August 22, 2002. If we extend this Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of this Offer. If we have not accepted your options for payment, you may withdraw them at any time prior to 11:59 P.M., Eastern Time (U.S.) on September 20, 2002.

         If your employment with us terminates, for any reason, prior to the expiration of the Offer, your tendered Eligible Options will automatically be withdrawn. If the tender of your Eligible Options is automatically withdrawn, you will no longer be eligible to participate in the Offer, but you may be able to exercise your Eligible Options pursuant to their terms.

         To validly withdraw your tendered Eligible Options, and thus change your election to participate in the Offer, you must do so in one of the following ways:

         - Fax. You may participate by faxing notice of your intent to change your election to the following number: 216-931-9891

         - Intracompany Mail. You may participate by mailing notice of your intent to change your election via intracompany mail to:
                  Preston L. Vice

         - Standard Mail. You may participate by mailing notice of your intent to change your election in a stamped envelope to the following address:

                               Penton Media, Inc.
                           Attention: Preston L. Vice
                            The Penton Media Building
                               1300 E. 9th Street
                               Cleveland, OH 44114

         You must change your election with respect to all of your tendered Eligible Options; you may not change your election with respect to only a portion of your Eligible Options.

         Except in accordance with the next sentence, the notice of intent to change an election must be executed by the Eligible Employee who tendered the Eligible Options to be withdrawn. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of intent to change an election.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of intent to change an election, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to form and validity, including time of receipt, of all changes of election. Our determination of these matters will be final and binding.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING YOUR CHANGE OF ELECTION, IS AT YOUR RISK. IF DELIVERY IS BY STANDARD MAIL, WE RECOMMEND THAT YOU USE CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

6. ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS

         Upon the terms and subject to the conditions of this Offer, promptly following the Expiration Date, we expect to accept for exchange and cancel Eligible Options properly tendered and not validly withdrawn before the Expiration Date and to notify all Eligible Employees who have tendered their Eligible Options of our acceptance. If your tendered Eligible Options are accepted and cancelled on August 23, 2002, the first day immediately following the scheduled Expiration Date of the Offer, you will be granted your New Options on or promptly after February 24, 2003, which is the first business day that is at least six months and one day after the date the tendered Eligible Options are expected to be accepted for exchange and cancelled. If we extend the date by which we must accept and cancel Eligible Options properly tendered, you will be granted New Options on or promptly after the first business day that is at least six months and one day after the extended date of acceptance and cancellation of tendered Eligible Options.

CONSEQUENCES OF PENTON BEING ACQUIRED

         If we merge into or are acquired by another company prior to the expiration of the Offer, you may withdraw your tendered Eligible Options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

         If we are merged into another entity after your tendered Eligible Options are accepted for exchange and cancelled but before the New Options are granted, the surviving company would automatically assume Penton's obligations with respect to the Offer. The type of security and the number of shares subject to each New Option would be determined by the acquisition agreement between us and the acquirer based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquirer's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquirer's common stock than the number of shares you would receive if you had not participated in the Offer.

         If we are acquired and become a subsidiary of the acquiring corporation after your tendered options are accepted for exchange and cancelled, but before the New Options are granted, the obligations of Penton in connection with the Offer would not be automatically assumed by the acquiring company. While we may seek to make provision for tendering option holders in the merger agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options would be granted in the event of such an acquisition.

ACCEPTANCE OF TENDERED OPTIONS

         For purposes of the Offer, we will be deemed to have accepted Eligible Options that are validly tendered and are not properly withdrawn when we give notice of our acceptance of such options by press release. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered Eligible Options that are not validly withdrawn. When we accept your tendered Eligible Options for exchange and we cancel those options, you will have no further rights with respect to those options or under their corresponding stock option agreements. By tendering your Eligible Options, you agree that the applicable stock option agreements will terminate upon our cancellation of your tendered Eligible Options. As soon as administratively practical after we accept and cancel tendered Eligible Options, we will send each tendering Eligible Employee a notice indicating the number of shares subject to the Eligible Options that we have accepted and cancelled, the number of shares that will be subject to the New Options and the expected Grant Date of the New Options.

         If you are on an authorized leave of absence on the Grant Date of the New Options, except as otherwise required by law you will be entitled to a grant of New Options only if you return to active employment with Penton or one of its subsidiaries prior to the first anniversary of the Grant Date. In that event, you will receive a grant of New Options on the day you return to active employment. The exercise price of such New Options will be the closing price of a share of our common stock on the New York Stock Exchange on the date such New Options are granted.

7. CONDITIONS OF THE OFFER

         Notwithstanding any other provision of the Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time before the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with the acceptance and cancellation of the Eligible Options tendered for exchange:

         (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered Eligible Options pursuant to the Offer, the issuance of New Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Penton or our subsidiaries or affiliates, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or affiliates or materially impair the contemplated benefits of the Offer to us;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the

                  Offer or us or any of our subsidiaries or affiliates, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

         (1) make the acceptance for exchange of, or issuance of New Options for, some or all of the tendered Eligible Options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;

         (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the tendered Eligible Options;

         (3) materially impair the benefits we hope to receive as a result of the Offer; or

         (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Penton or our subsidiaries or affiliates, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or affiliates or materially impair the contemplated benefits of the Offer to us;

(c)        there shall have occurred:

         (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

         (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

         (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

         (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

         (5) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, has had or will have a material adverse effect on the business, condition (financial or other), operations or prospects of Penton or our subsidiaries or affiliates or on the trading in our common stock;

         (6) any change in the general political, market, economic or financial conditions in the United States or abroad that has had or will have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or affiliates or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer; or

         (7) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

         (d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Offer;

         (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

                  (1)      any person, entity or "group," within the meaning of
                           Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the SEC before July 26, 2002.

                  (2)      any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the SEC before July 26, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                  (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

         (f) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries or affiliates that, in our judgment, is or will be materially adverse to us or our subsidiaries or affiliates.

         The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. PRICE RANGE OF COMMON STOCK UNDERLYING THE ELIGIBLE OPTIONS

         Our common stock underlying our options is traded on the New York Stock Exchange under the symbol "PME." The following table shows, for the periods indicated, the high and low closing sales price per share of common stock as reported by the New York Stock Exchange at the times indicated.

                                                           High          Low
                                                           ----          ---
             Fiscal Year 2000
               First Quarter..........................    $27.81       $21.25
               Second Quarter.........................     36.00        22.19
               Third Quarter..........................     36.38        26.13
               Fourth Quarter.........................     32.00        22.00
             Fiscal Year 2001
               First Quarter..........................    $27.10       $12.48
               Second Quarter.........................     21.01        13.58
               Third Quarter..........................     17.80         3.55
               Fourth Quarter.........................      8.15         3.25
             Fiscal Year 2002
               First Quarter .........................     $9.35        $5.26
               Second Quarter.........................      9.11         1.90
               Third Quarter (through July 24, 2002)..      2.15         0.34


         On July 24, 2002, the closing price of a share of our common stock traded on the New York Stock Exchange was $0.36 per share.

         We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

9. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS

CONSIDERATION

         We will issue New Options to purchase our common stock under the Option Plan in exchange for Eligible Options properly tendered and cancelled in the Offer by us, subject to the terms set forth in the Offer. For every two shares of our common stock subject to your Eligible Option, you will receive a New Option for one share of common stock. We will not issue any New Options exercisable for fractional shares. Instead, if the exchange conversion yields half of a share, we will round up to the nearest whole number of shares with respect to each option.

         The issuance of New Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits instead of stock options, other than the New Options, or any right of continued employment.

DESCRIPTION OF OPTION PLAN AND NEW OPTIONS

         The following description of the Option Plan and the New Options is only a summary of the material provisions of those documents. The Option Plan is described in further detail in Section 11. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the Options Plans. Information regarding our Option Plan may be found in the Form S-8 Registration Statement and related Prospectus prepared in connection with the Option Plan. Please contact Preston L. Vice or Katherine P. Torgerson to request copies of the Option Plan and related Prospectus. Copies will be provided promptly at our expense.

         The New Options required to be granted under this Offer will be issued under the Option Plan. The Option Plan permits the grant of non-qualified stock options and stock appreciation rights.

         As of July 25, 2002, there were 1,592,344 shares of common stock available for issuance under the Option Plan.

         The terms of the New Options will be substantially identical to the related Eligible Options cancelled in the exchange, except that (i) the New Options will be granted on or promptly after the first business day that is at least six months and one day after the date the Eligible Options are cancelled;
(ii) the exercise price of the New Options will be the closing price of a share of our common stock on the New York Stock Exchange on the date the New Options are granted; and (iii) the number of shares underlying the New Options will be determined as described above.

         All Eligible Options subject to this Offer are non-qualified options for purposes of the Internal Revenue Code of 1986, as amended. All New Options that may be granted pursuant to this Offer will also be non-qualified options for purposes of the Internal Revenue Code of 1986, as amended.

         The New Options will be subject to the terms and conditions of the Offer, the Option Plan and the option agreement for the related Eligible Option.

ADMINISTRATION

         The Compensation Committee (the "Committee") of our Board of Directors administers the Option Plan. The Committee has the authority to construe, interpret and amend the Option Plan. The Committee determines the employees to whom grants of options to acquire our common stock are made based on such factors as the Committee may deem relevant. The Committee also determines, subject to the terms and conditions of the Option Plan, the terms and conditions of the options, including the number of options, the effective date of grant, and the option exercise term and vesting schedule.

TERM

         The options granted under our Options Plans may not have a term greater than 10 years. Each New Option will have a term equal to the remaining term of the surrendered Eligible Option it replaces.

TERMINATION

         Generally, you may exercise the vested portion of your New Option at any time prior to the date the New Option expires. If, however, your employment with Penton or its subsidiaries or affiliates terminates, the time in which you may exercise the vested portion of your New Option may be shortened.

TERMINATION OF EMPLOYMENT BEFORE THE GRANT DATE OF THE NEW OPTIONS

         If, for any reason, you are not an employee of Penton or one of its subsidiaries from the date we accept your Eligible Options for cancellation through the date the New Options are granted, you will not receive any New Options or any other consideration in exchange for your tendered Eligible Options that have been accepted for exchange. By way of example, this means if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the New Options, you will not receive anything for the Eligible Options that you tendered and which we cancelled.

EXERCISE PRICE

         Generally, the Committee determines the exercise price at the time an option is granted under an Option Plan. The exercise price of the New Options will be the closing price of a share of our common stock on the New York Stock Exchange on the date the New Options are granted.

         Accordingly, we cannot predict the exercise price of the New Options. There is a risk that the New Options may be worth less than your Eligible Options. Additionally, your New Options may have a higher exercise price than some or all of your Eligible Options.

VESTING

         Each option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Committee. The Eligible Options granted under the Option Plan generally vest in one third increments on each of the first three anniversaries of the date they are granted.

         The New Options will have the same vesting schedule and vesting dates as the related Eligible Options cancelled in the exchange. Accordingly, the New Options will be vested on the date of grant to the extent that the related Eligible Options tendered for exchange would have been vested on that date and the remaining New Options will become vested in accordance with the vesting schedule as the related Eligible Options that were cancelled in the exchange.

PAYMENT OF EXERCISE PRICE

         You may exercise your New Options, in whole or in part, by contacting Penton and following the administrative procedures that have been established. The permissible methods of payment of the exercise price are established under the terms of our Option Plan and generally include the following (the permissible methods may be limited in certain countries outside the United States):

         -        cash or check,

         -        cashless exercise through a broker,

         - tender to us of shares of our common stock which have been owned by you for at least six months, having a fair market value on the date of exercise equal to the aggregate exercise price, or

         -        a combination of the foregoing methods.

PLAN AMENDMENT OR TERMINATION AND AWARD AMENDMENTS

         In general, under the Option Plan, the Committee may from time to time change, suspend or terminate the Option Plan or amend the terms of the Option Plan and any outstanding options under the Option Plan, including amendments to the Option Plan prior to the Grant Date of the New Options, provided any approvals required under applicable law or stock exchange rules are obtained and, generally, no amendment, suspension or termination can be made to outstanding Eligible Options that would adversely affect the existing rights of an Eligible Employee without his or her consent. We do not presently anticipate that the Committee will make any material amendments to the Option Plan prior to the date of grant of the New Options other than amendments that the Committee considers necessary or desirable to comply with local tax or regulatory requirements or in connection with the Offer.

ADJUSTMENTS UPON CERTAIN EVENTS

         Appropriate adjustments may be made by the Committee to the number or kind of shares covered by options, both as to options granted or to be granted, including the New Options, and to the exercise price per share, to give effect to adjustments to the number of outstanding shares of our common stock or types of our securities which result from certain corporate transactions.

TRANSFERABILITY OF OPTIONS

         In general, the New Options may not be transferred. In some cases, however, the New Options may, after their issuance, be transferred under the laws of descent and distribution. In these cases, the New Options may be exercised by the person who acquires the right to exercise the option by bequest or inheritance.

NO STOCKHOLDER RIGHTS AND EMPLOYMENT RIGHTS

         Eligible Employees have no stockholder rights with respect to any of our common stock subject to outstanding options until such shares are purchased in accordance with the provisions of the applicable Option Plan and option agreement. Nothing in the Option Plan confers upon any Eligible Employee any right to continued employment.

REGISTRATION OF COMMON STOCK

         All of our common stock issuable upon exercise of options under the Option Plan, including the shares that will be issuable upon exercise of all New Options to be granted pursuant to the Offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your common stock issued upon exercise of New Options free of any transfer restrictions under applicable securities laws.

TAX CONSEQUENCES

         You should refer to Sections 14 through 16 for a discussion of tax consequences of accepting or rejecting this Offer to tender Eligible Options for cancellation and of the grant of the New Options under this Offer to Exchange. We recommend that you consult with your own tax advisor to determine the tax consequences of the Offer under the laws of the country or countries in which you are a taxpayer.

         This summary of the Option Plan, the Eligible Options and the New Options is qualified in its entirety by the specific language of the Option Plan and applicable option agreement. A copy of the Option Plan is available upon request by contacting Preston L. Vice.

10. INFORMATION CONCERNING PENTON

         The address of our principal executive office is The Penton Media Building, 1300 E. 9th St., Cleveland, OH 44114, U.S.A., where the telephone number is (216) 696-7000. Our Internet address on the worldwide web is www.penton.com.

         We are a leading, global business-to-business media company. We provide media products that deliver proprietary business information to owners, operators, managers, and professionals in the industries we serve. Through these products, we offer industry suppliers multiple ways to reach their customers and prospects as part of their sales and marketing efforts. We produce specialized trade magazines, trade shows and conferences, and online media products. We benefit from revenue diversification, primarily as a result of our business presence in 12 different industry sectors consisting of over 20,000 advertisers and exhibitors.

         The following selected consolidated financial data for the two-year period ended December 31, 2001 and the three-month periods ended March 31, 2002 and March 31, 2001 are derived from and qualified by reference to our consolidated financial statements. You should read this data in conjunction with the financial statements, related notes and other financial information included or incorporated by reference in documents referred to in Section 19.

                                                                                                    THREE MONTHS
                                                                 YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)            2001        2000              2002         2001
Revenues....................................................      $371,552     $404,571          $63,175      $112,693
Income (loss) from continuing operations....................     (104,107)      79,675           (4,399)       (1,278)
Net income (loss)...........................................     (104,107)      79,590           (4,233)       (1,278)

Earnings per common share -- basic:

   Income (loss) from continuing operations.................       (3.26)        2.51             (0.15)       (0.04)
   Net income (loss)........................................       (3.26)        2.51             (0.14)       (0.04)
Earnings per common share -- diluted:

   Income (loss) from continuing operations.................       (3.26)        2.49             (0.15)       (0.04)
   Net income (loss)........................................       (3.26)        2.49             (0.14)       (0.04)

Current assets..............................................      107,243       99,787           108,086       111,830
Total assets................................................      700,477      781,757           699,497       787,246
Current liabilities.........................................      115,688      130,549            89,488       112,210
Total liabilities...........................................      364,259      314,639           347,114       346,687

Ratio of earnings to fixed charges..........................        n/m          7.2x              n/m           n/m
Book value per diluted share................................        6.91        10.51              8.21         10.30


         The financial information included in our annual report on Form 10-K for fiscal 2001, and our quarterly report on Form 10-Q for the quarter ended March 31, 2002, is incorporated herein by reference. See "The Offer: 19. Additional Information" for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE ELIGIBLE OPTIONS AND OUR COMMON STOCK

OPTIONS

         As of July 25, 2002, our executive officers and directors as a group (sixteen (16) persons) beneficially owned options outstanding under all of our stock option plans to purchase a total of 1,000,905 shares of our common stock, which represented approximately 41% of the shares subject to all options outstanding as of that date. The options held by our non-employee directors and our named executive officers listed in the most recent proxy statement are not eligible to be tendered in the Offer. Our remaining officers are eligible to participate in the Offer on the same terms and conditions as all other Eligible Employees.

         The following table sets forth the beneficial ownership of our executive officers and directors of options outstanding as of July 25, 2002.

Name                                                       Number of Options
----                                                       -----------------
Paul W. Brown*................................                   14,500
Daniel C. Budde*..............................                     0
Darrell C. Denny*.............................                   55,000
William Donohue...............................                   46,000
Peni A. Garber*...............................                     0
R. Douglas Greene*............................                    8,500
King Harris*..................................                   16,500
Thomas L. Kemp*...............................                  340,655
John J. Meehan*...............................                   46,000
David B. Nussbaum*............................                  133,500
Daniel J. Ramella*............................                  206,000
Edward J. Schwartz*...........................                   29,500
Hannah Stone*.................................                     0
William B. Summers*...........................                   14,500
Preston L. Vice...............................                   70,000
Jocelyn Bradford..............................                   20,250
                                                              ---------
Total                                                         1,000,905

-------------------
* Each of these individuals is ineligible to participate in the exchange offer because he or she is a director and/or a named executive officer of Penton listed in our most recent proxy statement.

         The address and telephone number of each director and executive officer is:

                             c/o Penton Media, Inc.
                            The Penton Media Building
                                 1300 E. 9th St.
                               Cleveland, OH 44114
                                  216-696-7000.

         The only transaction in our stock or stock options involving our executive officers and directors during the 60 days prior to and including July 26, 2002 was the gift of 1,000 shares of common stock by Mr. Ramella to his son on June 5, 2002. The closing price of a share of our common stock traded on the New York Stock Exchange was $3.58 per share on June 5, 2002.

         Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to July 26, 2002 by Penton or, to the best of our knowledge, by any executive officer, director or affiliate of Penton.

SUMMARY OF OPTION PLAN

         General. Under the Equity and Performance Incentive Plan, our Compensation Committee is authorized to make awards of options to purchase shares of common stock ("Option Rights"), awards of tandem appreciation rights and/or free-standing appreciation rights ("Appreciation Rights"), awards of restricted shares ("Restricted Shares"), awards of deferred shares ("Deferred Shares"), and awards of performance shares ("Performance Shares") and performance units ("Performance Units"). The terms applicable to awards of the various types, including those terms that may be established by the Compensation Committee when making or administering particular awards, are set forth in detail in the Equity and Performance Incentive Plan.

         Shares Available Under the Equity and Performance Incentive Plan. Subject to adjustment as provided in the Equity and Performance Incentive Plan, the number of shares of common stock that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares, (iii) as Deferred Shares, (iv) in payment of Performance Shares or Performance Units that have been earned, or (v) in payment of dividend equivalents paid with respect to awards made under the Equity and Performance Incentive Plan may not exceed 5,500,000 in the aggregate (subject to adjustment as described below). This maximum number of shares of common stock includes awards previously made under the Equity and Performance and Incentive Plan. Such shares of common stock may be shares of original issuance, treasury shares or a combination of both. Upon the payment of any option price by the transfer to Penton of shares of common stock or upon satisfaction of any withholding amount by means of transfer or relinquishment of shares of common stock, only the net number of shares of common stock actually issued or transferred by Penton will be deemed to have been issued or transferred under the Equity and Performance Incentive Plan.

         Subject to adjustment as described below, (i) the aggregate number of shares of common stock actually issued or transferred by Penton upon the exercise of incentive stock options shall not exceed 5,500,000 shares of common stock; (ii) no participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 200,000 shares of common stock during any period of one year; and (iii) the number of shares issued as Restricted Shares shall not in the aggregate exceed 200,000 shares of common stock. No participant may receive an award of Performance Shares or Performance Units having an aggregate maximum value as of the date of grant in excess of $1,000,000.

         Eligibility. Officers and other key employees of Penton and its subsidiaries may be selected by the Compensation Committee to receive benefits under the Equity and Performance Incentive Plan. The Compensation Committee may also make awards under the Equity and Performance Incentive Plan to a person who has agreed to commence serving in any such capacity within 90 days of the date of grant.

         Option Rights. The Compensation Committee may grant Option Rights, which entitle the optionee to purchase a specified number of shares of common stock at a price not less than 100% of the Market Value per Share (as defined in the Equity and Performance Incentive Plan) on the date of grant for incentive stock options and not less than the greater of 85% of the Market Value per Share on the date of grant or the par value of a share of common stock for all other Option Rights. The option price is payable in cash, by the transfer to Penton of nonforfeitable unrestricted shares of common stock owned by the optionee having a value at the time of exercise equal to the option price, by any other legal consideration the Compensation Committee may deem appropriate, or by a combination of such payment methods. Any grant may provide for deferred payment of the option price from the proceeds of sale through a broker of some or all of the shares of common stock to which the exercise relates. Any grant may provide for the automatic grant of additional Option Rights to an optionee upon the exercise of Option Rights using shares of common stock as payment.

         Option Rights granted under the Equity and Performance Incentive Plan may be Option Rights that are intended to qualify as incentive stock options, Option Rights that are not intended to so qualify, or combinations thereof. The Compensation Committee may, at or after the date of grant of any Option Rights (other than incentive stock options), provide for the payment of dividend equivalents to the optionee in cash or additional shares of common stock on a current, deferred, or contingent basis or may provide that such equivalents be credited against the option price. The Compensation Committee may condition the exercise of Option Rights on the achievement of Management Objectives (as described below).

         No Option Right may be exercised more than ten years from the date of grant. Each grant must specify the period of continuous employment with Penton or any subsidiary that is necessary before the Option Rights will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change of Control (as defined below) of Penton. Successive grants may be made to the same optionee whether or not Option Rights previously granted remain unexercised.

         Appreciation Rights. Appreciation Rights provide participants an alternative means of realizing the benefits of Option Rights. A Tandem Appreciation Right is a right to receive from Penton up to 100% of the spread between the option price and the current value of the shares of common stock underlying the option. The amount is determined by the Compensation Committee and the right is exercisable only when the related Option Right is also exercisable, the spread is positive and the recipient surrenders the related Option Right for cancellation. A Free-Standing Appreciation Right is the right to receive from Penton up to 100% of the spread at the time of exercise. When computing the spread for a Free-Standing Appreciation Right, the base price must be equal to or greater than the market value of the underlying shares of common stock on the date of grant. Successive grants may be made to the same recipient even if that individual already has unexercised Free-Standing Appreciation Rights. No Free-Standing Appreciation Right may be exercised more than ten years from the date of grant.

         Any grant of Appreciation Rights may specify any or all of the following: (i) that the amount payable on exercise of an Appreciation Right may be paid by Penton in cash, in shares of common stock or in any combination thereof, and the right to elect among those alternatives may be given to the participant or retained by the Compensation Committee, (ii) a maximum amount payable on exercise, (iii) waiting periods before exercise, (iv) permissible exercise dates or periods, (v) whether the Appreciation Right may be exercised only on or after a Change of Control of Penton, (vi) whether dividend equivalents may be paid in cash or in shares of common stock, and (vii) Management Objectives that must be achieved as a condition to exercise such rights.

         Restricted Shares. An award of Restricted Shares involves the immediate transfer by Penton to a participant of ownership of a specific number of shares of common stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend, and other ownership rights in such shares, but the Compensation Committee may require that any dividends be automatically deferred and reinvested in additional Restricted Shares. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value, as the Compensation Committee may determine. The Compensation Committee may condition the award on the achievement of Management Objectives.

         Restricted Shares must be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period to be determined by the Compensation Committee. An example would be a provision that the Restricted Shares would be forfeited if the participant ceased to serve Penton as an officer or key employee during a specified period of years. In order to enforce these forfeiture provisions, the transferability of Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Compensation Committee for the period during which the forfeiture provisions are to continue. The Compensation Committee may provide for a shorter period during which the forfeiture provisions are to apply in the event of a Change of Control of Penton.

         Deferred Shares. An award of Deferred Shares constitutes an agreement by Penton to deliver shares of common stock to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the deferral period as the Compensation Committee may specify. During the deferral period, the participant has no right to transfer any rights under his or her award, has no rights of ownership in the Deferred Shares and no right to vote them, but the Compensation Committee may, at or after the date of grant, authorize the payment of dividend equivalents on such shares on a current, deferred, or contingent basis, either in cash or additional shares of common stock. Awards of Deferred Shares may be made without additional consideration or in consideration of a payment by the participant that is less than the market value per share at the date of grant.

         Deferred Shares must be subject to a deferral period, as determined by the Compensation Committee at the date of grant, except that the Compensation Committee may provide for the earlier termination of such period in the event of a Change of Control of Penton.

         Performance Shares and Performance Units. A Performance Share is the equivalent of one share of common stock and a Performance Unit is the equivalent of $1.00. The number of Performance Shares or Performance Units is specified by the Compensation Committee and may be adjusted to reflect changes in compensation or other factors (unless the adjustment for certain participants would cause an award to lose its Code Section 162(m) exemption).

         A recipient must meet one or more Management Objectives within a specified performance period. Such performance period may be subject to earlier termination in the event of a Change of Control of Penton. A minimum level of acceptable achievement may also be established by the Compensation Committee. If by the end of the performance period the participant has achieved the specified Management Objectives, he or she will be deemed to have fully earned the Performance Shares or Performance Units. If the participant has not achieved the Management Objectives, but has attained or exceeded the predetermined minimum, he or she will be deemed to have partly earned the Performance Shares and/or Performance Units (the amount earned to be determined in accordance with a formula to be determined by the Compensation Committee).

         To the extent earned, the Performance Shares and/or Performance Units will be paid to the participant at the time and in the manner determined by the Compensation Committee in cash, shares of common stock or in any combination thereof (the Compensation Committee may give either the participant or the Compensation Committee the right to choose the form of payment). Dividend equivalents on Performance Shares may be paid in cash or additional shares of common stock on a current, deferred, or contingent basis. The Compensation Committee may specify a maximum amount payable under any grant of Performance Shares or Performance Units.

         Management Objectives. The Equity and Performance Incentive Plan requires that the Compensation Committee establish "Management Objectives" for purposes of Performance Shares and Performance Units. When so determined by the Compensation Committee, Option Rights, Appreciation Rights and Restricted Shares may also specify Management Objectives. Management Objectives may be described in terms of either Penton-wide objectives or objectives that are related to the performance of the individual participant or subsidiary, division, department or function within the Company or a subsidiary in which the participant is employed. The Management Objectives applicable to any award to a participant who is, or is determined by the Compensation Committee likely to become, a Covered Employee (within the meaning of Section 162(m) of the Code), shall be based on specified levels of or growth in (1) cash flow/net assets ratio, (2) debt/capital ratio, (3) return on total capital, (4) return on equity, (5) earnings per share growth, (6) revenue growth and (7) total return to shareholders. The Management Objectives may be made relative to the performance of other corporations. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of Penton, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Compensation Committee may, in its discretion, modify such Management Objectives or the minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption under
Section 162(m) of the Code. In such case, the Compensation Committee may not make any modification of the Management Objectives or minimum acceptable level of achievement.

         Change of Control. "Change of Control" in the Equity and Performance Incentive Plan is defined as any of the following:

                  (a) Penton is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation, or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of securities entitled to vote generally in the election of Penton's directors (the "Directors") immediately prior to such transaction;

                  (b) Penton sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of shares of common stock immediately prior to such sale or transfer;

                  (c) There is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the Voting Power (as the term is defined in the Equity and Performance Incentive Plan);

                  (d) Penton files a report or proxy statement with the Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a Change of Control of Penton has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

                  (e) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Penton's stockholders, of each Director first elected during such period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of any such period.

However, a "Change of Control" will not be deemed to have occurred for purposes of the Equity and Performance Incentive Plan (i) solely because (A) Penton; (B) a subsidiary; or (C) any Penton-sponsored employee stock ownership plan or other employee benefit plan of Penton either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares, whether in excess of 20% of the Voting Power or otherwise, or because Penton reports that a Change of Control of Penton has or may have occurred or will or may occur in the future by reason of such beneficial ownership, (ii) solely because of a Change of Control of any subsidiary of Penton or (iii) as a result of the sale and issuance of the preferred stock and related warrants.

         Adjustments. The maximum number of shares that may be issued and delivered under the Equity and Performance Incentive Plan, the number of shares covered by outstanding Option Rights and Appreciation Rights, and the prices per share applicable thereto, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. The Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Equity and Performance Incentive Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances to prevent dilution or enlargement of the rights of participants caused by any transaction or event described above and may require the surrender of all awards so replaced.

         Administration and Amendments. The Equity and Performance Incentive Plan is administered by a committee of the Board (or subcommittee thereof) consisting of not less than two Directors, initially the Compensation Committee. The members of the Compensation Committee are required to be "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code.

         The Compensation Committee may not, without the further approval of the stockholders of the Company, authorize the amendment of any Option Right outstanding at any time to reduce the Option Price. Furthermore, no Option Right shall be canceled and replaced with awards having a lower Option Price without further approval of the stockholders of the Company.

         The Compensation Committee's interpretation of the Equity and Performance Incentive Plan and related agreements and documents is final and conclusive. The Equity and Performance Incentive Plan may be amended from time to time by the Compensation Committee. However, any amendment which must be approved by the stockholders of Penton in order to comply with applicable law or the rules of any national securities exchange upon which the shares of common stock are traded or quoted will not be effective unless and until such approval has been obtained in compliance with such applicable law or rules.

         The Compensation Committee may require participants, or permit participants to elect, to defer issuance of shares or the settlement of cash awards and may provide for payment of interest or dividend equivalents on the deferred amounts. The Compensation Committee may also condition any award on the surrender or deferral by a participant of his or her right to receive a cash bonus or other compensation.

         Termination. No grant under the Equity and Performance Incentive Plan may be made more than 10 years after the date the plan was originally adopted, but all grants made on or before the 10th anniversary of such date will continue in effect after that date, subject the terms of those grants and the Equity and Performance Incentive Plan.

         The description of our other stock option plans and employee compensation arrangements and agreements in our Definitive Proxy Statement on
Schedule 14A dated and filed with the SEC on April 30, 2002 under the headings "Compensation" and "Certain Transactions" is incorporated herein by reference.

PREFERRED STOCK

         In March 2002, we sold 50,000 shares of a new series of convertible preferred stock and warrants to purchase 1.6 million shares of our common stock for $50.0 million to a group of investors led by ABRY Mezzanine Partners, L.P. The preferred stock is convertible into shares of our common stock at an initial conversion price of $7.61 per share. In connection with this sale, this group of investors was entitled to appoint three individuals to be members of our board of directors. Those three directors are Ms. Garber, Mr. Budde and Ms. Stone. They may be deemed to beneficially own a portion of the stock beneficially owned by this group of investors because of their relationships with some of the members of the group of investors. The following is a brief summary of the special rights of the holders of the preferred stock:

         - Upon our liquidation, dissolution or winding up, each holder of preferred stock will be entitled to be paid a certain amount in cash, before any distribution or payment is made on our common stock.

         - The holders of preferred stock are entitled to dividends at the rate of 5% per annum until March 19, 2008, when the dividend rate will increase to 15% per annum.

         - Approval by 75% of the holders of the preferred stock is required for Penton to take certain actions such as amending our restated certificate of incorporation and increasing our authorized capital stock.

         - Without the prior approval of the holders of a majority of the preferred stock then outstanding, Penton may not engage in certain transactions.

         - Should we violate certain terms of the preferred stock or covenants in the purchase agreement, the dividend rate will increase and the conversion price of the preferred stock and the exercise price of the warrants will decrease until those violations are remedied.

         - Upon the occurrence of certain events, the holders of the preferred stock will be entitled to appoint additional members to our board of directors, up to a minimum majority of our board depending on the triggering event. Certain members of our board of directors have agreed to resign as necessary in order to create the necessary vacancies should the holders of preferred stock be entitled to appoint additional directors.

         - If, beginning with the quarterly period ending on December 31, 2002, our leverage ratio, as defined in the purchase agreement, exceeds 7.5 to 1.0 for four consecutive fiscal quarters, then the holders of a majority of the preferred stock have the right to cause us to seek a buyer for all of our assets or all of our issued and outstanding capital stock. The holders of preferred stock will not have this right if their representatives constitute a majority of our board of directors. We currently intend to appoint representatives of the holders of preferred stock to a majority of the board seats to avoid their having this right.

         - Beginning on March 19, 2008, the holders of the preferred stock will have the right to cause us to seek a buyer for substantially all of our assets or issued and outstanding capital stock if at least 3,500 shares of preferred stock (adjusted for stock splits and similar transactions) are then outstanding.

         - Subject to specified limitations, the holders of the preferred stock may participate in our future issuances of equity securities, options or rights to acquire equity securities, or any securities convertible or exchangeable for equity securities.

         - The agreements regarding the preferred stock provide that we will use our reasonable best efforts to have a registration statement for the common stock issuable upon conversion of the preferred stock or exercise of the warrants declared effective by the SEC as soon as possible, but in any event not later than July 11, 2002. We filed the registration statement on April 12, 2002 and amendments to the registration statement on June 4, 2002, June 25, 2002 and July 8, 2002. The registration statement was declared effective on July 11, 2002. If the registration statement ceases to be effective at any time prior to the sale of all of the common stock covered by that registration statement, the dividend rate will increase by one percentage point. We have also granted the holders of the preferred stock "piggyback" registration rights pursuant to a registration rights agreement with those holders. These rights entitle the holders to notice of the registration and to include, at our expense, their shares of common stock in many of our registrations of our common stock.

         - We have agreed to indemnify the holders of the preferred stock for any losses suffered by them as a result of a breach of a warranty, representation, promise, agreement or covenant relating to their purchase of the preferred stock and warrants, the execution, delivery, performance or enforcement of the documents relating to such purchase or the amendment to the terms of the preferred stock to remove the scheduled redemption date of the preferred stock.

         In the purchase agreement whereby we sold the preferred stock and related warrants, we agreed to seek stockholder approval of certain amendments to our restated certificate of incorporation. At our annual meeting on May 31, 2002, the stockholders approved an increase in our authorized capital stock and the right of the holders of the preferred stock to call special meetings of the stockholders and act by written consent. However, the proposal to remove the limit on the number of members of our board of directors did not pass. Under the terms of the purchase agreement, we are required to resubmit that proposal to the stockholders at each successive annual meeting until that proposal is approved.

         A more complete description of the terms of our preferred stock is incorporated by reference to our Amended Registration Statement on Form S-3/A dated and filed with the SEC on July 8, 2002 under the heading "Description of Our Preferred Stock and Warrants."

12. STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

         Many of our Eligible Employees hold Eligible Options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to offer these Eligible Employees an opportunity to participate more effectively in the potential growth in our stock price. We could accomplish this goal by repricing Eligible Options, which would enable Eligible Employees to immediately receive New Options with a exercise price equal to our current market price (or as modified to comply with local tax laws for options granted in certain countries other than the United States), determined under the terms of the Option Plan. However, if we repriced Eligible Options, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements relating to the repriced options which would reduce our reported earnings for each fiscal quarter that the repriced options remained outstanding. This could have a negative impact on our stock price.

         We believe that we can accomplish our goals of providing Eligible Employees the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without the accounting consequence described above because:

         - we will not grant any New Options to Eligible Employees who tender their Eligible Options in the Offer until on or promptly after the first business day that is at least six months and a day from the date we cancel Eligible Options tendered for exchange;

         - the exercise price of all New Options will equal the closing price of a share of our common stock on the New York Stock Exchange on the future date we grant the New Options; and

         - we will not grant any other options to Eligible Employees until after the date on which we grant the New Options.

         Eligible Options we accept for exchange and acquire pursuant to this Offer will be cancelled and will be returned to the pool of options available under the Option Plan. The New Options will be granted from the same Option Plan under which the surrendered Eligible Options were granted. The shares underlying the cancelled Eligible Options not used in connection with this Offer to grant the New Options will be available for future grants to employees and other eligible plan participants.

13. LEGAL MATTERS; REGULATORY APPROVALS

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options to Eligible Employees as contemplated by this Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or cancellation of our options as contemplated herein, other than such other approvals as have been or are expected to be obtained by us. We are unable to predict whether we may be required to delay the acceptance of Eligible Options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept any tendered Eligible Options for exchange is subject to conditions, including the conditions described in Section 7.

         If we are prohibited by applicable laws or regulations from granting New Options immediately after the date we expect to grant the New Options (expected to be February 24, 2003), we will not grant any New Options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited we will not grant any New Options and you will not get any other consideration for the options you tendered.

14. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the tax consequences of the cancellation of eligible non-qualified options and grant of new non-qualified options for Eligible Employees subject to tax in United States. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all Eligible Employees considering exchanging their Eligible Options to consult with their own tax or financial advisors.

         If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to review the country specific disclosures below and to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

         We do not believe that you will be required to recognize any income for U.S. federal income tax purposes solely as a result of the exchange of a Eligible Option for a New Option. We believe it is likely the exchange will be treated as a non-taxable exchange of non-qualified options.

         We do not believe that you will be subject to U.S. federal income tax when the New Option is granted to you.

         When you exercise the New Option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price.

         If you acquire shares upon exercise, the subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the exercise price plus the income you recognized upon exercise of the New Option. This capital gain or loss will be treated as long-term or short-term depending on whether you held the shares for more than one year following the exercise of the New Option.

         If you exercise your New Option to purchase shares, you may be entitled to receive dividends. You will be subject to tax on any dividends received.

         Withholding and reporting for income and employment tax are required when you exercise your New Option. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

15. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN THE UNITED KINGDOM

         The following is a summary of the tax consequences of the cancellation of Eligible Options and grant of New Options under the exchange program for Eligible Employees subject to tax in the United Kingdom. As you know, income tax laws and regulations are subject to frequent changes. Please note that this summary is not intended to serve as specific tax advice concerning your participation and it may not apply to your particular situation. The summary may not be applicable if you are a citizen of another country or are considered a resident of another country for local law purposes. We advise all Eligible Employees considering exchanging their Eligible Options to consult with their own tax or financial advisors.

         The following tax information applies to grants of U.K. unapproved New Options under the program.

         We do not believe that you will be subject to tax as a result of the exchange of a Eligible Option for the grant of a New Option.

         We do not believe that you will be subject to tax when the unapproved New Option is granted to you.

         You will be subject to tax when you exercise your unapproved New Option. Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the exercise price paid (i.e., the spread). Your employer will be responsible for tax withholding under the Pay As You Earn system ("PAYE") in relation to the tax due on the spread realized on exercise of your option and for paying the income tax withheld to the U.K. Inland Revenue on your behalf. You will be required to pay any tax or National Insurance Contribution liability to your employer within 7 days of your exercise and neither Penton nor your employer will be required to transfer any shares (or any proceeds resulting from the sale) to you until such payment has been made. If you fail to pay your employer the income tax due on the spread within 30 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax charge.

         You will be liable to pay employees' National Insurance Contributions in relation to the spread on exercise of your New Option if your earnings do not already exceed the maximum limit for employees' National Insurance Contributions purposes. Employee's National Insurance Contributions are currently capped; however, from April 6, 2003, all employees whose earnings exceed the minimum limit for employees' National Insurance Contributions purposes will be liable to pay employees' National Insurance Contributions in relation to the spread on exercise of their New Options. Your employer will be responsible for withholding employees' National Insurance Contributions and for paying the amount withheld to the U.K. Inland Revenue on your behalf.

         When you sell your shares, you may be subject to capital gains tax. Tax is due on any increase in the value of the stock realized between the date on which you exercise an option and the date on which you sell the stock acquired on exercise of that option. Please note that an annual exemption is available to set against total gains of (Pounds)7,700 for the tax year 2002/2003 and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependant upon the number of years during which shares are held and whether the shares qualify as business assets. Any resulting gain will be liable to capital gains tax and subject to a highest tax rate of 40% (based on rates applicable for tax year 2002/2003).

         If you exercise an option to purchase shares, you may be entitled to receive dividends. Any dividends paid will be subject to income tax in the U.K. and will also be subject to United States federal withholding tax. You may be entitled to a tax credit against your U.K. income tax for the United States federal income tax withheld.

         Your employer is required to report the details of the exchange of options, the unapproved New Option grant and any future option exercise on its annual U.K. Inland Revenue tax return.

         In addition to your employer's reporting obligations, you must report details of any liabilities arising from the exercise of your unapproved New Options and from the sale or disposal of shares together with details of dividend income to the Inland Revenue on your personal U.K. Inland Revenue tax return.

         You will be responsible for paying any taxes owed as a result of the sale of the shares or the receipt of any dividend.

16. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN HONG KONG

         The following is a general summary of the tax consequences of the cancellation of Eligible Options and grant of New Options for Eligible Employees subject to tax in Hong Kong. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all Eligible Employees considering exchanging their Eligible Options to consult with their own tax or financial advisors.

         If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

         We do not believe that you will be subject to tax as a result of the exchange of an Eligible Option for a New Option.

         You will not be subject to tax when the New Option is granted to you.

         When you exercise the New Option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price.

         If you acquire shares upon exercise, you will not be subject to tax when you subsequently sell the shares unless you are engaged in the trade of sale and purchase of shares in Hong Kong.

         If you exercise your New Option to purchase shares, you may be entitled to receive dividends. Any dividends paid will be subject to United States withholding tax.

         Under current laws, no tax withholding will occur at the time of the grant, the exercise of your option or the subsequent sale of shares. Your employer will report your taxable benefits resulting from the exercise of your option to the Hong Kong Inland Revenue Department in the course of its normal return of compensation paid to you. It is also your responsibility to report and pay any income taxes resulting from the exercise of your option.

         Penton specifically intends that the Option Plan under which your New Option was granted will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance ("ORSO"). Notwithstanding the foregoing, if the Option Plan is deemed to constitute an occupational retirement scheme for purposes of ORSO, your option grant shall be void.

17. EXTENSION OF OFFER; TERMINATION; AMENDMENT

         We may, from time to time, extend the period of time during which this Offer is open and delay accepting any Eligible Options tendered to us by giving oral or written notice of the extension to Eligible Employees. If the Offer is extended, then the Grant Date of the New Options will also be extended if necessary to ensure that the New Options are granted more than six months and one day following the date tendered Eligible Options are cancelled.

         We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any Eligible Options tendered for exchange upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination, amendment or postponement to Eligible Employees. Our reservation of the right to delay our acceptance and cancellation of Eligible Options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the Eligible Options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in
Section 7 has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to Eligible Employees or by decreasing or increasing the number of options being sought in the Offer.

         Amendments to the Offer may be made at any time and from time to time by an announcement. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time (U.S.), on the next business day after the last previously scheduled or announced Expiration Date. Any announcement made pursuant to the Offer will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

         If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

18. FEES AND EXPENSES

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to this Offer to Exchange.

19. ADDITIONAL INFORMATION

         We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, before making a decision on whether to tender your Eligible Options:

         (a) Our Annual Report on Form 10-K for the year ended December 31, 2001, filed March 21, 2002;

         (b) our Current Report on Form 8-K dated and filed with the SEC on March 11, 2002;

         (c) our Current Report on Form 8-K dated March 10, 2002 and filed with the SEC on March 13, 2002;

         (d) our Current Report on Form 8-K dated and filed with the SEC on March 19, 2002;

         (e) our Current Report on Form 8-K dated and filed with the SEC on March 22, 2002;

         (f) our Current Report on Form 8-K dated and filed with the SEC on March 28, 2002;

         (g) our Current Report on Form 8-K dated May 1, 2002 and filed with the SEC on May 3, 2002;

         (h) our Definitive Proxy Statement on Schedule 14A dated and filed with the SEC on April 30, 2002;

         (i) our Definitive Proxy Supplement on Schedule 14A dated and filed with the SEC on May 10, 2002;

         (j) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed May 15, 2002; and

         (k) Our Amended Registration Statement on Form S-3/A dated and filed with the SEC on July 8, 2002.

         We hereby incorporate by reference additional documents that we may file with the SEC between the date of this Offer and the Expiration Date of the Offer. These include annual reports on Form 10-K, periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained at standard fees, at the Public Reference Room of the SEC located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of these materials at prescribed rates from the Public Reference Room of the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information on a delayed basis regarding registrants, including us, that file electronically with the SEC. Our common stock, par value $.01 per share, is listed on The New York Stock Exchange under the symbol "PME." You can also inspect and copy any reports, proxy statements and other information that we file with the SEC at the offices of The New York Stock Exchange located at 20 Broad Street, New York, NY 10005. We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to our Vice President of Corporate Communications and Investor Relations by mail to Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114, or by phone to (216) 931-9551.

         As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange about Penton should be read together with the information contained in the documents to which we have referred you.

20. FORWARD LOOKING STATEMENTS

         This Offer to Exchange and our SEC reports referred to above include "forward-looking statements" that are not historical or current facts, but deal with potential future circumstances and developments. Those statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience involving any one or more of these matters and subject areas. We attempted to identify, in context, some of the factors that we currently believe may cause future experience and results to differ from our current expectations regarding the relevant matter or subject area. We have identified some of these forward-looking statements with words such as "anticipates," "estimates," "believes," "expects," "intends," "may," "will," "should" or the negative of those words or other comparable terminology. The operation and results of our business also may be subject to the effect of other risks and uncertainties, including but not limited to:

         - economic uncertainty, exacerbated by terrorist attacks on the United States;

         -        the performance of our Internet/Broadband industry sector;

         - fluctuations in advertising revenue with general economic cycles;

         -        the effectiveness of our cost saving efforts;

         -        the seasonality of revenue from trade shows and conferences;

         -        our ability to penetrate new markets internationally;

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         -        our ability to launch new products that fit strategically with and add value to our businesses;

         - the infringement or invalidation of our intellectual property rights; and

         -        increases in paper and postage costs.

21. MISCELLANEOUS

         We are not aware of any country where the making of this Offer is not in compliance with applicable law. If we become aware of any country where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Eligible Employees residing in such country.

         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange and the Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Penton Media, Inc.

July 26, 2002


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